UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2009

Neuro-Hitech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33426	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

450 7th Avenue, Suite 1106, New York, NY	10123
(Address of Principal Executive Offices)	(Zip Code)

(212) 798-8121
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Neuro-Hitech, Inc. (the “Company”) announced that Matthew Colpoys, its President and Chief Executive Officer, was terminated on January 7, 2009.

The Company’s board of directors appointed David Ambrose as the Company’s interim President and Chief Executive Officer.  Mr. Ambrose has been serving as a director of the Company since November 2008.

During the past five years, Mr. Ambrose has been the Chief Executive Officer of TG United Pharmaceuticals, Inc. (“TG United”) and during that time, until June 6, 2008, he was also serving as the President and Chief Executive Officer of MCR American Pharmaceuticals, Inc. (“MCR”) and AMBI Pharmaceuticals, Inc. (“AMBI”).

The Company and Mr. Ambrose are parties to no arrangements or understandings pursuant to which Mr. Ambrose was appointed as the interim President and Chief Executive Officer.

Mr. Ambrose, TG United, the Company and the Company’s subsidiaries, MCR and AMBI, are parties to transactions since the beginning of the Company’s last fiscal year that are required to be disclosed by Item 404(a) of Regulation S-K.  These transactions were previously reported on Form 8-K, Form 8-K/A, 10-Q for the quarter ended June 30, 2008 and 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on June 11, 2008, August 12, 2008, August 12, 2008 and November 19, 2008.  Additionally, pursuant to the terms of the Manufacturing and Distribution Agreement dated June 6, 2008, between the Company and TG United, as amended by the Modification Agreement and Release dated November 18, 2008, the Company paid approximately $680,000 to TG United for the manufacture of specified products, approximately $400,000 of which was paid in cash and the remainder as a reduction in the inventory credit extended by TG United to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH, INC.

Date: January 13, 2009	By:	/s/ David Barrett
David Barrett
Chief Financial Officer